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                                                                    EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          RACING CHAMPIONS CORPORATION

          RACING CHAMPIONS CORPORATION, a corporation organized ,and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

          1. The Corporation was originally incorporated on April 24, 1996 as Collectible Champions, Inc.

          2. The Board of Directors of the Corporation and the stockholders of the Corporation have approved the following Amended and Restated Certificate of Incorporation of the Corporation in accordance with section 245 of the General Corporation Law of the State of Delaware:

                                  ARTICLE ONE

          The name of the Corporation is Racing Champions Corporation.

                                   ARTICLE TWO

          The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE THREE

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

          The total number of shares of stock which the Corporation has authority to issue is 20,000,000 shares of Common Stock, par value $.01 per share.

                                  ARTICLE FIVE

                The Corporation is to have perpetual existence.






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                                  ARTICLE SIX

          In furtherance and not in LIMITATION OF THE POWERS CONFERRED BY STATUTE, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

                                  ARTICLE SEVEN

          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

                                  ARTICLE EIGHT

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE NINE

          To the fullest extent permitted by the General Corporation Law of 10 the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE TEN


          Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as now or hereafter in effect. Without limiting the generality or effect of the foregoing, the





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Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. No amendment to or repeat of this ARTICLE TEN shall apply to or have any effect on the right to indemnity permitted or authorized hereunder for or with respect to claims asserted before or after such amendment or repeat arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

                                 ARTICLE ELEVEN

          The Corporation expressly elects to be governed by Section 203 of the General Corporation Law of the State of Delaware.


          IN WITNESS WHEREOF, Racing Champions Corporation has caused this Certificate to be signed by Robert E. Dods, its President, and attested by Curtis W. Stoelting, its Secretary, this l7th day of June, 1997.

                                                  RACING CHAMPIONS
                                                  CORPORATION

                                                  BY /s/ Robert E. Dods
                                                    ----------------------------
                                                    Robert E. Dods, President



ATTEST:

BY /s/ Curtis W. Stoelting
   --------------------------------
   Curtis W. Stoelting, Secretary



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